UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 20, 2023

FS Credit Real Estate Income Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	000-56163	81-4446064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2023, Edward T. Gallivan, Jr. notified the Board that he is resigning from his position as Chief Financial Officer of FS Credit Real Estate Income Trust, Inc. (the “Company”), effective as of June 20, 2023. Mr. Gallivan’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Gallivan remains employed at FS Investments and maintains other positions with FS Investments and its affiliates.

On June 22, 2023, the Board appointed Christopher Condelles as the Company’s Chief Financial Officer, effective as of June 20, 2023. Mr. Condelles’ appointment is not pursuant to any agreement or understanding with the Company or any other person. There is no family relationship between Mr. Condelles and any of the Company’s directors or other executive officers, and there are no related party transactions with regard to Mr. Condelles that are reportable under Item 404(a) of Regulation S-K. Mr. Condelles will not receive any direct compensation from the Company.

Set forth below is Mr. Condelles’ biographical information:

Christopher Condelles serves as Chief Operating Officer at FS Investments. In his role, Mr. Condelles works across the Executive Committee on strategic initiatives, including driving growth initiatives and creating operating leverage across the firm. He is directly responsible for overseeing capital markets, which executes and manages more than $25 billion in financings, business unit COOs, and Co-leading FS’ Bridge Street CLO platform. Prior to joining FS Investments, Mr. Condelles spent over 12 years at Credit Suisse, most recently as Head of U.S. Credit and Financing Solutions, where he managed an +$8 billion portfolio which included the firm’s Structured Credit Investing, Credit Repo, and Credit Asset Financing businesses within the Americas. He was also an Executive Committee member and Global Treasurer of Credit Suisse’s top ranked Global Credit Products division.

Mr. Condelles received a B.S. in Financial Economics from Binghamton University, an M.B.A. from The Wharton School of the University of Pennsylvania with a dual degree in Finance and Entrepreneurial Management and is a CFA charterholder. He is a board member of the National Alliance on Mental Illness in NYC, where he chairs the Finance Committee and is the Treasurer.

In connection with Mr. Condelles’ appointment as Chief Financial Officer, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Condelles (the “Indemnitee”). The Company previously entered into substantially identical indemnification agreements with its other directors and officers. The Indemnification Agreement provides that, subject to certain limitations set forth therein, the Company will indemnify the Indemnitee to the fullest extent permitted by Maryland law and the Company’s charter, for amounts incurred as a result of the Indemnitee’s service in his role as an officer or in other roles as the Company may require from time to time. The Indemnification Agreement further provides that, subject to the limitations set forth therein, the Company will advance all reasonable expenses to the Indemnitee in connection with proceedings covered by the Indemnification Agreement.

Subject to certain limitations set forth therein, the Indemnification Agreement places limitations on the indemnification of the Indemnitee to the extent the Indemnitee is found to have acted in bad faith or with active and deliberate dishonesty and such actions were material to the matter that caused the loss to the Company. The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee and certain proceedings involving separate defenses, counterclaims or other conflicts of interest, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement.

The foregoing summary description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreement. The Company has filed a Form of Indemnification Agreement with its Registration Statement on Form S-11, filed June 6, 2017.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 23, 2023, the Company held its annual meeting of stockholders at 201 Rouse Boulevard, Philadelphia, PA 19112. The Company did not receive the votes from Stockholders necessary to achieve a quorum and the meeting was rescheduled to be held on August 1, 2023 at 1:00 pm, Eastern Time, at the offices of the Company, located at 201 Rouse Boulevard, Philadelphia, PA 19112.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Credit Real Estate Income Trust, Inc.

Date: June 26, 2023	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President, Treasurer and Secretary